Exhibit 99.1

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2012

FINANCIAL RESULTS AND PROVIDES FULL YEAR 2013 OUTLOOK

~ Fourth Quarter Net Sales Increased 20.8% to $210.7 Million and Comparable Store Net Sales Increased 13.2% ~

~ Fourth Quarter Operating Margin of 11.6% ~

~ Fourth Quarter Net Income Increased 63.2% to $13.8 Million, or $0.50 per Diluted Share ~

~ Full Year 2013 Net Sales Expected to be $885 million to $920 million ~

~ Full Year 2013 EPS Expected to be $1.90 to $2.15 ~

TOANO, Va, February 20, 2013 – Lumber Liquidators (NYSE: LL), the largest specialty retailer of hardwood flooring in North America, today announced financial results for the fourth quarter and full year ended December 31, 2012, as well as its outlook for 2013.

Fourth Quarter Results

Net sales increased $36.2 million, or 20.8%, to $210.7 million in the fourth quarter of 2012 from $174.5 million in the fourth quarter of 2011. Comparable store net sales increased 13.2% for the quarter, driven by a 9.1% increase in the number of customers invoiced and a 3.9% increase in the average sale. Non-comparable store net sales increased $13.1 million over the prior year period. As of December 31, 2012, the Company operated 288 stores, including four stores opened during the fourth quarter of 2012, for a total of 25 stores opened during the year.

Gross margin was 39.1% in the fourth quarter of 2012 compared to 35.5% in the fourth quarter of 2011. The increase in gross margin reflects generally lower product costs due to sourcing initiatives and sales mix, as well as lower net transportation costs and a reduction in the estimated shrink of merchandise inventories.

Selling, general and administrative (“SG&A”) expenses decreased as a percentage of net sales to 27.4% for the fourth quarter of 2012 compared to 27.7% for the fourth quarter of 2011. Operating margin increased 390 basis points to 11.6% in the fourth quarter of 2012, from 7.7% in the fourth quarter of 2011.

Net income increased 63.2% to $13.8 million, or $0.50 per diluted share, in the fourth quarter of 2012 from $8.5 million, or $0.30 per diluted share, in the fourth quarter of the prior year. The Company’s effective tax rate was 43.7% for the fourth quarter of 2012, compared to an effective tax rate of 38.7% in the fourth quarter of 2011, primarily due to the recording of a $1.3 million valuation allowance on certain deferred tax assets.

Cash and cash equivalents at December 31, 2012 totaled $64.2 million compared with $61.7 million at December 31, 2011.

Robert M. Lynch, President and Chief Executive Officer, commented, “Our team continued to execute on our key strategic initiatives to enhance the value proposition to our customer. In doing so, we delivered a record quarter, in total net sales, gross and operating margin, net income and free cash flow. We were particularly pleased with the increases in both traffic and ticket as the broadening of our advertising and branding message resonated with a larger population of flooring customers. Our team’s focus on continuous improvement helped drive our performance, and with these outstanding fourth quarter and full year results, we have a strong foundation upon which we can generate sustainable additional growth as we enter 2013.”

Full Year Results

Net sales increased 19.3% to $813.3 million in 2012 from $681.6 million in 2011, as comparable store net sales increased 11.4%, or $77.2 million, and non-comparable store net sales increased $54.5 million.

Gross margin increased to 38.0% in 2012 compared to 35.3% in the prior year. SG&A expenses decreased as a percentage of net sales to 28.3% in 2012, compared to 29.1% in 2011. Operating margin increased to 9.6% in 2012 from 6.2% in 2011.

Net income increased 79.2% to $47.1 million, or $1.68 per diluted share, in 2012 compared to $26.3 million, or $0.93 per diluted share, in the prior year. The Company’s effective tax rate was 40.0% for 2012 compared to an effective tax rate of 39.0% in 2011.

During 2012, pursuant to its previously announced stock repurchase program, the Company repurchased approximately 1.6 million shares of its common stock for $49.1 million, including approximately 171,000 shares in the fourth quarter of 2012. At December 31, 2012, approximately $50.9 million remained available under the Company’s $100 million stock repurchase program.

Company Outlook

In 2013, the Company expects to achieve the following for the full year:

•	Net sales in the range of $885 million to $920 million.

•	Comparable store net sales increasing in the mid-single digits.

•	The opening of a total of 25 to 35 new store locations.

•	Earnings per diluted share in the range of $1.90 to $2.15, based on a diluted share count of approximately 28.0 million shares, which is exclusive of any future impact of the stock repurchase program.

Mr. Lynch concluded, “I am excited to lead this team into 2013. We expect to deliver continued growth in our operating margin by building on strategic initiatives both currently underway and those to be launched in 2013, including our ‘store of the future’ with its expanded showroom. In the coming year, we will aggressively pursue share in our highly fragmented market, and we expect to further enhance our assortment of quality products, optimize our supply chain and strengthen our commitment to develop the best people serving our customers. We are pleased that we have been able to maintain our strong capital structure and debt-free balance sheet, allowing us to invest in the long-term health of our business while rewarding our long-term shareholders. As we move forward, we believe we are well-positioned to further expand our footprint and deliver multi-year expansion of our net sales and operating margin.”

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast today, February 20, 2013, at 10:00 a.m. Eastern Time. The conference may be accessed by dialing (877) 407-9039 or (201) 689-8470. A replay will be available approximately two hours after the call through February 27, 2013 and may be accessed by dialing (877) 870-5176 or (858) 384-5517 and entering conference ID number 408486. The live conference call and replay may also be accessed via audio webcast at the Investor Relations section of the Company’s website, www.lumberliquidators.com.

Raymond James Annual Institutional Investors Conference

The Company today also announced that Mr. Lynch and Daniel E. Terrell, Chief Financial Officer, will present at the Raymond James Annual Institutional Investors Conference. The Company’s presentation is scheduled for Monday,

March 4, 2013, at 10:25 a.m. Eastern Time in Orlando. The live webcast and replay of the Company’s presentation may be accessed via audio webcast at the Investor Relations section of the Company’s website, www.lumberliquidators.com.

About Lumber Liquidators

With over 290 locations, Lumber Liquidators is North America’s largest specialty retailer of hardwood flooring. The Company features more than 340 first quality flooring varieties, including solid and engineered hardwood, bamboo, cork, laminate and resilient vinyl. Additionally, Lumber Liquidators provides a wide selection of flooring enhancements and accessories to complement, install and maintain your new floor. Every location is staffed with flooring experts who can provide advice and useful information about Lumber Liquidators’ low priced product, much of which is in-stock and ready for delivery.

With quality brands including Bellawood Prefinished Hardwood and Morning Star Bamboo, Lumber Liquidators’ flooring is often featured on popular television shows such as HGTV’s Dream Home.

For more information, please visit www.lumberliquidators.com or call 1.800.HARDWOOD. You can also follow the Company on Facebook and Twitter.

Forward-Looking Statements

This press release and accompanying financial tables may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act. These statements are based on currently available information as of the date of such statements and are subject to risks and uncertainties that may cause actual results to differ. The Company specifically disclaims any obligation to update these statements which speak only as of their respective dates, except as may be required under the federal securities laws. Information regarding these additional risks and uncertainties is contained in the Company’s filings with the Securities and Exchange Commission.

For further information contact:

Lumber Liquidators Investor Relations

Ashleigh McDermott

Tel: 757.566.7512

(Tables Follow)

Lumber Liquidators Holdings, Inc.

Consolidated Balance Sheets

(in thousands, except share data)

	December 31,
	2012	2011
Assets
Current Assets:
Cash and Cash Equivalents	$64,167	$61,675
Merchandise Inventories	206,704	164,139
Prepaid Expenses	5,168	4,292
Other Current Assets	12,106	7,863

Total Current Assets	288,145	237,969
Property and Equipment, net	47,764	44,147
Goodwill	9,693	9,693
Other Assets	1,785	3,045

Total Assets	$347,387	$294,854

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$55,110	$38,161
Customer Deposits and Store Credits	25,747	18,120
Accrued Compensation	7,969	2,509
Sales and Income Tax Liabilities	4,314	5,092
Other Current Liabilities	7,887	6,839

Total Current Liabilities	101,027	70,721

Deferred Rent	3,653	3,328
Deferred Tax Liability	8,166	5,721

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000,000 authorized; 27,214,144 and 27,894,543 outstanding, respectively)	29	28
Treasury Stock, at cost (1,719,706 and 58,730 shares, respectively)	(50,552)	(1,116)
Additional Capital	131,724	110,163
Retained Earnings	153,267	106,203
Accumulated Other Comprehensive Income (Loss)	73	(194)

Total Stockholders’ Equity	234,541	215,084

Total Liabilities and Stockholders’ Equity	$347,387	$294,854

Lumber Liquidators Holdings, Inc.

Consolidated Statements of Income

(in thousands, except share data and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(unaudited)
Net Sales	$210,655	$174,454	$813,327	$681,587
Cost of Sales	128,373	112,544	504,542	440,912

Gross Profit	82,282	61,910	308,785	240,675

Selling, General and Administrative Expenses	57,800	48,405	230,439	198,237

Operating Income	24,482	13,505	78,346	42,438

Interest and Other Income, net	(40)	(284)	(140)	(587)

Income Before Income Taxes	24,522	13,789	78,486	43,025

Provision for Income Taxes	10,714	5,331	31,422	16,769

Net Income	$13,808	$8,458	$47,064	$26,256

Net Income per Common Share—Basic	$0.51	$0.30	$1.71	$0.95

Net Income per Common Share—Diluted	$0.50	$0.30	$1.68	$0.93

Weighted Average Common Shares Outstanding:
Basic	27,240,235	27,804,219	27,448,333	27,706,629
Diluted	27,845,214	28,379,994	28,031,453	28,379,693

Lumber Liquidators Holdings, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2012	2011	2010
Cash Flows from Operating Activities:
Net Income	$47,064	$26,256	$26,266
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	9,957	8,328	5,773
Deferred Income Taxes	160	2,402	4,300
Stock-Based Compensation Expense	3,997	4,005	3,091
Changes in Operating Assets and Liabilities:
Merchandise Inventories	(42,712)	(9,197)	(21,789)
Accounts Payable	16,756	4,467	1,136
Customer Deposits and Store Credits	7,626	6,104	2,234
Prepaid Expenses and Other Current Assets	(2,835)	(1,943)	(3,548)
Other Assets and Liabilities	7,256	3,679	(487)

Net Cash Provided by Operating Activities	47,269	44,101	16,976

Cash Flows from Investing Activities:
Purchases of Property and Equipment	(13,376)	(16,988)	(20,535)
Cash Paid for Acquisition	—	(4,725)	—

Net Cash Used in Investing Activities	(13,376)	(21,713)	(20,535)

Cash Flows from Financing Activities:
Payments for Stock Repurchases	(49,436)	(249)	(389)
Proceeds from the Exercise of Stock Options	10,454	3,070	1,796
Excess Tax Benefits on Stock Option Exercises	7,131	1,690	1,307

Net Cash (Used in) Provided by Financing Activities	(31,851)	4,511	2,714

Effect of Exchange Rates on Cash and Cash Equivalents	450	(54)	—
Net Increase (Decrease) in Cash and Cash Equivalents	2,492	26,845	(845)
Cash and Cash Equivalents, Beginning of Year	61,675	34,830	35,675

Cash and Cash Equivalents, End of Year	$64,167	$61,675	$34,830

Lumber Liquidators Holdings, Inc.

Other Supporting Schedules

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(dollars in thousands)
Net sales	$210,655	$174,454	$813,327	$681,587
Percentage increase	20.8%	13.9%	19.3%	9.9%

Number of stores open at end of period	288	263	288	263
Number of stores opened in period	4	7	25	40

	Percentage increase (decrease)

Average sale[1]	3.9%	1.0%	2.5%	2.8%
Average retail price per unit sold[2]	2.2%	6.4%	0.2%	6.8%

Comparable Stores[3]:
Net sales	13.2%	1.9%	11.4%	(2.0%)
Customers invoiced[4]	9.1%	0.9%	8.6%	(4.7%)
Net sales of stores operating for 13 to 36 months	19.7%	14.8%	23.3%	12.0%
Net sales of stores operating for more than 36 months	12.5%	(2.5%)	9.1%	(5.5%)

Net sales in markets with all stores comparable (no cannibalization)	15.6%	6.8%	13.3%	2.2%
Net sales in cannibalized markets	34.5%	19.1%	33.3%	18.6%

[1]

Average sale, calculated on a total company basis, is defined as the average invoiced sale per customer, measured on a monthly basis and excluding transactions of less than $250 (which are generally sample orders, or add-ons or fill-ins to previous orders) and of more than $30,000 (which are usually contractor orders)

[2]	Average retail price per unit sold is calculated on a total company basis and excludes certain service revenue, which consists primarily of freight charges for in-home delivery
[3]	A store is generally considered comparable on the first day of the thirteenth full calendar month after opening
[4]	Approximated by applying our average sale to total net sales at comparable stores

The significant drivers of gross margin expansion and their estimated impact compared to the prior quarter and the prior year are as follows:

		Three Months Ended December 31,		Year Ended December 31,
Driver	Description	2012	2011	2012	2011
		(in basis points) expansion (contraction)

Cost of Product	Cost of acquiring the products we sell from our suppliers, including the impact of our sourcing initiatives; Changes in the mix of products sold; Changes in the average retail price per unit sold.	220	260	200	140

Transportation	International and domestic transportation costs, including the impact of international container rates; Customs and duty charges; Fuel and fuel surcharges; Impact of mill shipments received directly by our stores; Transportation charges from our distribution centers to our stores; Transportation charges between stores and the cost of delivery to our customers.	20	(80)	40	(60)

All Other	Investments in our quality control procedures; Warranty costs; Changes in finishing costs to produce a unit of our proprietary brands; Inventory shrink; Net costs of producing samples.	120	(30)	30	(30)

Total Change in Gross Margin from the prior year		360	150	270	50

The following table sets forth components of SG&A expenses for the periods indicated, as a percentage of net sales.

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Total SG&A expenses	27.4%	27.7%	28.3%	29.1%
Salaries, Commissions and Benefits	11.9%	12.2%	12.1%	11.8%
Advertising	6.4%	6.2%	7.2%	7.7%
Occupancy	3.8%	4.1%	3.8%	4.0%
Depreciation and Amortization	1.2%	1.2%	1.2%	1.2%
Stock-based Compensation	0.5%	0.6%	0.5%	0.6%
Other SG&A Expenses	3.7%	3.5%	3.5%	3.8%